                                                                    EXHIBIT 99.1



                    [LETTERHEAD OF ITC LEARNING CORPORATION]



March 30, 1998                            Contact: Carl Stevens, President & CEO
                                                   Chris Mack, CFO
                                                   (800) 638-3757
                                                   (703) 713-3335



             ITC LEARNING ANNOUNCES ACQUISITION OF TURN-KEY TRAINING

Herndon, VA - ITC Learning Corporation ("ITC") announced today that it has closed on the acquisition of Turn-Key Training Technologies, Inc. ("Turn-Key"), a developer and distributor of performance-based training administration software. Pursuant to the acquisition agreement, ITC purchased all of the outstanding stock of Turn-Key for $700,000 in cash. Additionally, ITC paid $600,000 and issued 100,000 shares of its common stock to Philip L. Camillo, Turn-Key's founder and president, in connection with a long-term non-competition agreement. Turn-Key will survive as a wholly-owned subsidiary under Mr. Camillo's direct supervision from its offices in Grand Rapids, Michigan.

ITC President and Chief Executive Officer, Carl D. Stevens stated that "We are extremely pleased to add Turn-Key's AdminSTAR(TM) administration program to our existing portfolio of products. The acquisition provides ITC and its customers with the capability for personal skills assessment, the creation of individual development plans, the ability to manage all facets of the training environment and a wide variety of management and reporting tools that training executives require."

ITC develops and markets workplace training products for business, education and government and is headquartered in Herndon, Virginia with offices in Atlanta, Georgia, London, England, Sydney, Australia, and now, Grand Rapids, Michigan. With over 5,000 organizations worldwide using ITC's products and solutions to improve employee productivity and skills, ITC is recognized for its excellence in quality and customer support. ITC offers the largest library of interactive CD-ROM multimedia programs available today, with over 1,500 hours of training on Personal Computer Skills, Regulatory Compliance, Technical Skills and Basic Skills. ITC is a publicly owned company that is traded on NASDAQ under the symbol--ITCC.

In addition to the risks and uncertainties that exist with ITC and Turn-Key's respective business operations, the acquisition includes such risks that the integration of operations, technologies and products of the combined companies might not occur as planned or as anticipated. For a more detailed description of ITC and the risk factors facing the Company, please refer to the Company's SEC filings, including its annual report on Form 10-KSB for the fiscal year ended December 31, 1997.
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